Exhibit 99.1

CorEnergy CEO to Present at REITWeek 2016

FOR IMMEDIATE RELEASE

KANSAS CITY, Mo.— June 2, 2016 – CorEnergy Infrastructure Trust, Inc. (NYSE: CORR, CORRPrA) ("CorEnergy" or the "Company") announced today that David Schulte, Chief Executive Officer, will present at REITWeek 2016: NAREIT’s Investor Forum at approximately 11:45 a.m. Eastern Daylight Time on Thursday, June 9, 2016. REITWeek is organized by the National Association of Real Estate Investment Trusts (NAREIT).

To listen to the audio webcast and view the accompanying presentation materials, please access the following link: https://reitstream.com/reitweek2016/corridortrust.  A replay will be archived on the Events & Presentations page of the CorEnergy website, corenergy.corridortrust.com, for 90 days after the presentation concludes.

About CorEnergy Infrastructure Trust, Inc.

CorEnergy Infrastructure Trust, Inc. (NYSE: CORR, CORRPrA), is a real estate investment trust (REIT) that owns essential midstream and downstream energy assets, such as pipelines, storage terminals, and transmission and distribution assets. We seek long-term contracted revenue from operators of our assets, primarily under triple net participating leases. For more information, please visit corenergy.corridortrust.com.

Contact Information:
CorEnergy Infrastructure Trust, Inc.
Investor Relations
Lesley Robertshaw, 877-699-CORR (2677)
info@corridortrust.com

1100 Walnut, Suite 3350, Kansas City, MO 64106 | Main: 816-875-3705 | Fax: 816-875-5875 | corridortrust.com